Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS SECOND QUARTER

2005 EARNINGS PER SHARE OF $0.09

•	Net sales increased 10.4%

•	Segment operating profit of $11.9 million versus $8.7 million last year

•	Net income of $3.6 million or $0.09 per share versus net income of $0.3 million or $0.01 per share last year, the best performance in the last 12 quarters

•	Excluding restructuring and severance charges of $1.0 million, EPS of $0.11 per share

FAIRLAWN, OHIO, June 20, 2005 - OMNOVA Solutions Inc. (NYSE: OMN) today reported net income of $3.6 million, or $0.09 per diluted share, for the second quarter of 2005, compared to net income of $0.3 million, or $0.01 per diluted share, during the second quarter of 2004. Included in the second quarter of 2005 were restructuring and severance charges of $1.0 million related to a previously announced workforce reduction. Included in the second quarter of 2004 were restructuring and severance charges of $0.1 million. Excluding these charges, the Company generated net income of $0.11 per diluted share for the second quarter of 2005 as compared to net income of $0.01 per diluted share for the second quarter of 2004.

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OMNOVA Add 1

Net sales increased 10.4%, or $19.8 million, to $209.3 million for the second quarter of 2005 as compared to $189.5 million during the same period a year ago. Contributing to the sales increase in the second quarter of 2005 were pricing improvements of $31.0 million or 16.4%, partially offset by lower volumes of $7.8 million in Decorative Products and Building Products businesses and $3.9 million related to the Company’s decision to exit its wallcovering distribution joint venture. Cost of goods sold for the second quarter of 2005 increased $22.1 million to $163.8 million versus the same quarter last year, driven by $26.7 million of higher raw material costs which was partially offset by lower manufacturing expenses. Gross profit declined to $45.5 million in the second quarter of 2005 as compared to $47.8 million in 2004. Selling, general and administrative costs decreased $6.5 million to $29.5 million, or 14.1% of net sales, in the second quarter of 2005 versus $36.0 million, or 19.0% of net sales, in the second quarter of 2004 due to lower employee headcount, improved cost control, and the elimination of expenses from the wallcovering distribution joint venture. Total Company headcount year-to-date has declined 7.8%, or approximately 150 positions, to 1,850 positions.

Interest expense increased to $5.4 million for the second quarter of 2005 as compared to $5.1 million for the same period a year ago, due primarily to higher average borrowing rates. The Company’s total debt at the end of the second quarter of 2005 was $197.8 million, down $6.4 million from the first quarter of 2005. In May 2005, the Company extended the maturity of its revolving bank line to November 2009, while reducing borrowing spreads and increasing flexibility.

“We generated our strongest earnings results in three years despite record raw material increases of approximately $27 million. The improved results were driven by aggressive cost reductions and improved pricing. We reduced controllable manufacturing costs by $4.6 million during the quarter and we also reduced our SG&A costs by $6.5 million or 18.1% year-over-year,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “This significantly improved performance is a result of the tremendous effort by our employees who have persevered in an extremely challenging operating environment. Their focus and commitment is clearly making a difference. I would like to thank all OMNOVA Solutions employees for their ongoing dedication to creating value.

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“While significant progress was made, our margins remain below historical levels and clearly are not where we ultimately expect them to be,” said McMullen. “We will continue to take further actions to improve financial performance including developing new value-added products, implementing LEAN SixSigma programs to eliminate waste and increase customer satisfaction, improving operating efficiencies and initiating pricing actions where needed.”

Performance Chemicals - Net sales during the second quarter of 2005 increased 28.9% to $118.1 million versus $91.6 million in the second quarter of 2004, driven by 26.1% higher average unit selling price and 2.8% volume improvements. Segment operating profit was $11.0 million for the second quarter of 2005 as compared to $4.7 million for the second quarter of 2004. Excluding restructuring and severance charges of $0.4 million, segment operating profit was $11.4 million in the second quarter of 2005. As compared to last year, raw material costs were up $19.4 million during the quarter due to increases in styrene, butadiene, acrylic, and most secondary raw materials. Increased pricing to customers totaled $23.9 million versus the same period a year ago, helping to partially offset the three-year cumulative effect of raw material cost inflation. Focused cost reduction and LEAN SixSigma initiatives have led to record low spending levels as a percentage of sales for SG&A and manufacturing expenses. Productivity improved by nearly 6% year-to-date versus the same period last year.

The Company and the local union at the Mogadore, Ohio manufacturing facility agreed to a new four-year contract on June 2, 2005. As part of a contingency-related build, finished goods inventory at Mogadore increased $2.1 million during the quarter, which positively impacted operating income by $0.4 million. Volumes in paper continue to be negatively impacted by an ongoing six-month strike at a major customer plant and higher European imports of coated paper. Trialing activity continues at several key accounts, especially in paper applications that utilize OMNOVA’s new GenCryl® Platinum Pt™ latex. Specialty chemical volumes improved mid-single digits on new product introductions. Sales in nonwovens and adhesive/tape applications increased by over 30% versus last year on the strength of pricing and new products. Also, European and Asian sales increased significantly for the quarter, up 47% and 24%, respectively.

Decorative Products - Net sales were $62.0 million during the second quarter of 2005, a decrease of $7.9 million versus 2004. Sales related to the recently exited wallcovering distribution

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OMNOVA Add 3

joint venture, Muraspec North America (MNA), were $3.9 million in the second quarter of 2004. Excluding MNA, Decorative Products’ sales were $62.0 million for the second quarter of 2005 versus $66.0 million in the second quarter of 2004, a decline of 6.1%. Segment operating profit totaled $0.6 million for the second quarter of 2005 as compared to $3.3 million for the second quarter of 2004. Included in the second quarter of 2005 were restructuring and severance charges of $0.5 million, versus $0.1 million for the second quarter of 2004. Excluding these charges, segment operating profit was $1.1 million for the second quarter of 2005 as compared to profit of $3.4 million for the second quarter of 2004. Included in second quarter 2005 results were higher raw material costs of $2.3 million, partially offset by approximately $1.1 million of increased pricing to customers. Also contributing to the lower year-over-year operating profit were the lower sales volumes and reduced manufacturing absorption due to inventory reductions of $5.8 million. Last year’s inventory increased in the Company’s Columbus, Mississippi plant during union contract negotiations.

During the quarter, wallcovering margins improved in North America and operating losses in Europe were significantly narrowed as compared to last year. Margins in coated fabrics and decorative laminates declined due to higher PVC resin and plasticizer costs, which increased 30% and 40% year-over-year, respectively. New pricing actions were announced in May 2005 across most product lines in an effort to offset raw material cost inflation. Workforce reductions year-over-year totaled almost 200 positions, or a decline of 14%. The Company completed the closure of MNA, and as part of the transaction transferred distribution rights for several commercial wallcovering brands to existing OMNOVA distributors, expanding upon the Company’s successful relationships. Year-to-date, sales of coated fabrics and laminates to marine (up 40%), transportation (up 20%) and kitchen and bath (up 20%) are partially offsetting declines in residential furniture, consumer electronics, and ready-to-assemble furniture.

Building Products – Net sales of the Company’s single-ply commercial roofing products were $29.2 million during the second quarter of 2005, an increase of 4.3% compared to $28.0 million in the second quarter of 2004. The increase was a result of higher unit pricing across all product lines. Strong growth in thermoplastic polyolefin (TPO) was offset by weaker volumes in EPDM and polyvinyl chloride (PVC) membrane systems, and polyisocyanurate (ISO)

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OMNOVA Add 4

insulation. Volatility in the ISO industry, related to price and availability, contributed to the weaker volumes in the membrane systems. Segment operating profit was $0.3 million for the second quarter of 2005, as compared to operating profit of $0.7 million in the second quarter of 2004. Operating profit was negatively impacted by higher raw material and purchased product costs, lower EPDM, PVC and ISO volumes, and higher manufacturing costs which were partially offset by lower warranty expense.

During the quarter, the Company completed several key LEAN SixSigma projects which are expected to improve manufacturing line speeds and reduce changeover time and scrap rates. The Company also signed a new private label agreement which is expected to generate $2.0-$3.0 million of annual incremental sales.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, June 21, 2005, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EDT, June 28, 2005. A telephone replay will also be available beginning at 2:30 p.m. EDT on June 21, 2005, and ending at 11:59 p.m. EDT on June 28, 2005. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 783565.

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Non-GAAP and Other Financial Measures – This earnings release includes a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Specifically, the net income (loss) and net income (loss) per diluted share excluding the work stoppage and restructuring and severance costs (excluded items) is a non-GAAP financial measure. Management believes that presenting this information provides a more accurate basis for investors to compare the financial results year over year. Set forth below is a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

	Three Months Ended May 31,		Six Months Ended May 31,
Dollars in millions, except per share data	2005	2004	2005	2004
Net income (loss)	$3.6	$.3	$(7.3)	$(5.5)
Excluded items (net of tax):
Work stoppage	—	—	1.7	—
Restructuring and severance	1.0	.1	5.3	.4

Net income (loss) before excluded items (net of tax)	$4.6	$.4	$(0.3)	$(5.1)

Net income (loss) per diluted share	$.09	$.01	$(.18)	$(.14)
Net income (loss) per diluted share for excluded items (net of tax)	.02	—	(.17)	.01

Net income (loss) per diluted share before excluded items (net of tax)	$.11	$.01	$(.01)	$(.13)

Number of diluted shares outstanding	40.7M	40.3M	40.6M	40.1M

Effective tax rate	—%	23.9%	—%	1.9%

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is essential to providing the investor with an understanding of the Company’s business and operating performance. The following is a reconciliation of segment sales to consolidated sales and segment operating profit to consolidated profit (loss) before taxes.

	Three Months Ended May 31,		Six Months Ended May 31,
Dollars in millions	2005	2004	2005	2004
Performance Chemicals	$118.1	$91.6	$220.2	$171.8
Decorative Products	62.0	69.9	122.4	129.6
Building Products	29.2	28.0	54.7	48.0

Total Sales	$209.3	$189.5	$397.3	$349.4

Performance Chemicals (PC)
Operating profit	$11.4	$4.7	$15.2	$6.6
Restructuring and severance	(.4)	—	(.7)	—

PC segment operating profit	$11.0	$4.7	$14.5	$6.6

Decorative Products (DP)
Operating profit	$1.1	$3.4	$.3	$2.8
Work stoppage	—	—	(1.7)	—
Restructuring and severance	(.5)	(.1)	(4.5)	(.4)

DP segment operating profit (loss)	$.6	$3.3	$(5.9)	$2.4

Building Products (BP)
BP segment operating profit	$.3	$.7	$—	$1.4

Total Segment Operating Profit	$11.9	$8.7	$8.6	$10.4
Interest expense	(5.4)	(5.1)	(10.8)	(10.3)
Corporate expense	(2.8)	(3.2)	(5.0)	(5.5)
Corporate restructuring and severance	(.1)	—	(.1)	—

Profit (Loss) Before Income Taxes	$3.6	$.4	$(7.3)	$(5.4)

Capital expenditures	$2.7	$1.9	$5.4	$3.8

OMNOVA Add 6

This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “likely,” “will,” “would,” “could,” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition, significant accounting policies and management judgments, among other things, and include statements based on current expectations, estimates, forecasts and projections. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks, changes in prevailing governmental policies and regulatory actions, and litigation risks inherent in the Company’s business. Some important risks, uncertainties and factors that could cause the Company’s actual results or outcomes to differ materially from those expressed in or implied by its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ end-use markets; raw material prices and availability for petrochemicals and chemical feedstocks including styrene, butadiene, and polyvinyl chloride; ability to increase pricing to offset raw material cost increases; unexpected adverse litigation judgment and absence of or inadequacy of insurance coverage for such judgment; prolonged work stoppage resulting from labor disputes with unionized workforce; acts of war or terrorism; ability to develop successful new products; customer and/or competitor consolidation; customer ability to compete against increased foreign competition; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; ability to successfully implement productivity enhancement and cost reduction initiatives; governmental and regulatory policies; rapid increases in health care costs; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; the Company’s strategic alliance and acquisition activities; assumptions used in determining pension plan expense and funding, such as return

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OMNOVA Add 7

on assets and discount rates; compliance with extensive environmental, health and safety laws and regulations; and substantial debt and leverage and the ability to service that debt. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OMNOVA Solutions Inc. is a technology-based company with 2004 sales of $746 million and a current workforce of 1,850 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, decorative and functional surfaces, and single-ply roofing systems for a variety of commercial, industrial and residential end uses.

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Web Site: http://www.omnova.com

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

	Three Months Ended May 31,		Six Months Ended May 31,
	2005	2004	2005	2004
	(Unaudited)
Net Sales	$209.3	$189.5	$397.3	$349.4

Costs and Expenses
Cost of goods sold	163.8	141.7	314.6	262.0
Selling, general and administrative	29.5	36.0	61.8	69.1
Depreciation and amortization	5.8	5.7	11.5	11.5
Interest expense	5.4	5.1	10.8	10.3
Other expense, net	.2	.5	1.1	1.5
Restructuring and severance	1.0	.1	4.8	.4

	205.7	189.1	404.6	354.8

Income (Loss) Before Income Taxes	3.6	.4	(7.3)	(5.4)
Income tax expense	—	.1	—	.1

Net Income (Loss)	$3.6	$.3	$(7.3)	$(5.5)

Basic and Diluted Income (Loss) Per Share
Net Income (Loss) Per Share	$.09	$.01	$(.18)	$(.14)

OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

	May 31, 2005	November 30, 2004
	(Dollars in millions, except per share amounts)
ASSETS:
Current Assets
Cash and cash equivalents	$14.8	$15.0
Accounts receivable, net	111.0	104.6
Inventories	50.7	49.6
Deferred income taxes	3.7	3.7
Prepaid expenses and other	3.8	2.6

Total Current Assets	184.0	175.5

Property, plant and equipment, net	160.2	166.8
Trademarks and other intangible assets, net	9.2	9.9
Prepaid pension	54.5	57.3
Other assets	22.5	23.0

Total Assets	$430.4	$432.5

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$.2	$.2
Accounts payable	85.2	96.5
Accrued payroll and personal property taxes	12.9	14.0
Accrued interest	9.5	9.5
Other current liabilities	17.2	15.3

Total Current Liabilities	125.0	135.5

Long-term debt	197.6	181.5
Postretirement benefits other than pensions	47.2	48.1
Deferred income taxes	3.7	3.7
Other liabilities	14.1	12.9

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 42.5 million and 42.4 million shares issued at May 31, 2005 and November 30, 2004, respectively; 40.9 million and 40.7 million shares outstanding at May 31, 2005 and November 30, 2004, respectively	4.3	4.2
Additional contributed capital	311.4	310.9
Retained deficit	(263.5)	(256.2)
Treasury stock at cost; 1.6 million and 1.7 million shares at May 31, 2005 and November 30, 2004, respectively	(10.7)	(11.4)
Accumulated other comprehensive income	1.3	3.3

Total Shareholders’ Equity	42.8	50.8

Total Liabilities and Shareholders’ Equity	$430.4	$432.5